Exhibit 10.10

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (this “Agreement”) is made as of July 21, 2020 by Astera Labs, Inc., a Delaware corporation (the “Employer”), and Mike Tate, an individual resident in the State of California (the “Executive”).

RECITALS

Employer desire Executive’s employment with Employer, and Executive wishes to accept such employment, upon the terms and conditions set forth in this Agreement.

AGREEMENT

The parties, intending to be legally bound, agree as follows:

ARTICLE I

DEFINITIONS

For the purposes of this Agreement, the following terms have the meanings specified or referred to in this Article I.

“Basic Compensation” - Salary and Benefits.

“Benefits” - as defined in Section 3.1(c).

“Board of Directors” - the board of directors of Employer.

“Cause” means: (a) Executive’s material breach of this Agreement; (b) Executive’s repeated failure to adhere to any reasonable written Employer policy that results in material harm to Employer; (c) the appropriation (or attempted appropriation) of a material business opportunity of Employer, including attempting to secure or securing any material personal profit in connection with any transaction entered into on behalf of Employer without disclosure to Employer; (d) the misappropriation (or attempted misappropriation) of a material portion of Employer’s funds or property; or (e) the conviction of, or the entering of a guilty plea or plea of no contest with respect to, a felony or a crime of moral turpitude.

“Change of Control” means either: (i) a merger, consolidation, share exchange or securities sale, or a series of such transactions, and as a result of such merger, consolidation, share exchange or securities sale, the holders of the outstanding shares of capital stock of the Company immediately prior to such transaction or series of transactions end up holding less than 1/2 (one half) of the capital stock of the surviving or resulting entity (or if the surviving or resulting entity is a wholly owned subsidiary of another entity following such transaction or series of transactions, the parent entity of such surviving or resulting entity); or (ii) the sale, transfer, lease, exclusive license or other conveyance (other than a pledge or grant of one or more security interests), in a single transaction or a series of related transactions, by the Company of all or substantially all the assets of the Company, except where such sale, transfer, lease, exclusive license or other conveyance is to a wholly owned subsidiary of the Company.

“Confidential Information” - any and all:

(a) trade secrets concerning the business and affairs of Employer, including product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current, and planned research and development, current and planned manufacturing or distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer software and programs (including object code and source code), computer software and database technologies, systems, structures, and architectures (and related formulae, compositions, processes, improvements, devices, know-how, inventions, discoveries, concepts, ideas, designs, methods and information), and any other information, however documented, that is a trade secret as defined under applicable law; and

(b) confidential information concerning the business and affairs of Employer (which includes historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel, personnel training and techniques and materials), however documented; and

(c) notes, analysis, compilations, studies, summaries, and other material prepared by or for Employer containing or based, in whole or in part, on any information included in the foregoing.

“Disability” - as defined in Section 7.2.

“Effective Date” – the date stated in the first paragraph of this Agreement.

“Employee Invention” - any idea, invention, technique, modification, process, or improvement (whether patentable or not), any industrial design (whether registerable or not), any mask work, however fixed or encoded, that is suitable to be fixed, embedded or programmed in a semiconductor product (whether recordable or not), and any work of authorship (whether or not copyright protection may be obtained for it) created, conceived, or developed by Executive, either solely or in conjunction with others, during the Employment Period, or a period that includes a portion of the Employment Period, that relates in any way to, or is useful in any manner in, the business then being conducted or proposed to be conducted by Employer, and any such item created by Executive, either solely or in conjunction with others, following termination of Executive’s employment with Employer, that is based upon or uses Confidential Information.

“Employment Period” - the term of Executive’s employment under this Agreement.

“Fiscal Year” - Employer’s fiscal year, as it exists on the Effective Date or as changed from time to time.

“Involuntary Termination” -means the resignation or Employer’s dismissal of the Executive for any reason other than Termination for Cause or the Executive’s voluntary resignation after the occurrence of any of the following events that occurs without the written consent of Executive: (i) a reduction in Executive’s Basic Compensation or a reduction in the target amount of Executive’s Additional Compensation, in each case in an amount exceeding thirty-five percent (35%) on an annual basis; (ii) a relocation of Executive’s principal place of employment more than seventy-five (75) miles from its location as of the date hereof; or (iii) the assignment to Executive of responsibilities that are not consistent with his current role in the Employer. For the avoidance of doubt, the Executive’s responsibilities will not be considered consistent with his current role in the Employer if upon a Change of Control the Executive does not effectively have the same position and level of responsibility with respect to any acquiring entity, or its parent organization (if the Company or another subsidiary or affiliate of the acquiring entity survives the Change of Control) that the Executive had with the Company immediately prior to the Change of Control.

“person” - any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, or governmental body.

“Proprietary Items” - as defined in Section 7.2(a)(iii).

“Restricted Period” – The date starting from the date of any termination of employment hereunder and continuing for a period of three (3) years from such termination date.

“Salary” - as defined in Section 3.1(a).

“Termination Date” – means the date of termination of this agreement.

ARTICLE II

EMPLOYMENT TERMS AND DUTIES

2.1 EMPLOYMENT

Employer hereby employs Executive, and Executive hereby accepts employment by Employer, upon the terms and conditions set forth in this Agreement.

2.2 TERM

(a) Subject to the provisions of Section 6, the term of Executive’s employment under this Agreement will begin as of the Effective Date.

(b) Beginning on the Effective Date, Executive and Employer agree that Executive’s employment shall continue as an “employment at-will” relationship, during which either party, with or without advance written notice or cause, may terminate employment at any time.

2.3 DUTIES

Executive will serve as Chief Financial Officer of the Employer and will have such duties as are consistent with such title and that are assigned or delegated to Executive by the Board of Directors or Chief Executive Officer. Executive’s title shall be Chief Financial Officer. Executive will use his reasonable best efforts to promote the success of Employer’s business, and will cooperate with the Board of Directors in the advancement of the best interests of Employer.

It is noted and agreed by both the Employer and the Executive that the Executive will be working part-time hours and such hours worked will vary from time to time.

ARTICLE III

COMPENSATION

3.1 BASIC COMPENSATION

(a) Salary. Executive will be paid an annual salary of $49,920 subject to adjustment as provided below (the “Salary”), which will be payable in equal periodic installments according to Employer ‘s customary payroll practices, but no less frequently than monthly.

(b) Additional Compensation. Executive will be entitled to receive Additional Compensation as set forth on Exhibit A (the “Additional Compensation”).

(c) Benefits. Executive will, during the Employment Period, be permitted to participate in such pension, profit sharing, bonus, life insurance, hospitalization, major medical, and other employee benefit plans of Employer that may be in effect from time to time, to the extent Executive is eligible under the terms of those plans (collectively, the “Benefits”).

ARTICLE IV

FACILITIES AND EXPENSES

4.1 GENERAL

Employer will furnish Executive office space, equipment, supplies, and such other facilities and personnel, as Employer deems necessary or appropriate for the performance of Executive’s duties under this Agreement. Employer will pay on behalf of Executive (or reimburse Executive for) reasonable expenses incurred by Executive at the request of, or on behalf of, Employer in the performance of Executive’s duties pursuant to this Agreement, and in accordance with Employer’s employment policies, including reasonable expenses incurred by Executive in attending conventions, seminars, and other business meetings, in appropriate business entertainment activities, and for promotional expenses. Executive must file expense reports with respect to such expenses in accordance with Employer’s policies.

ARTICLE V

VACATIONS AND HOLIDAYS

Executive will be entitled to vacation days in accordance with the vacation policies of Employer in effect for its executive officers from time to time, but not less than those received during 2020. Vacation must be taken by Executive at such time or times as approved by the Chief Executive Officer. Executive will also be entitled to the paid holidays and other paid leave set forth in Employer’s policies.

ARTICLE VI

TERMINATION

6.1 EVENTS OF TERMINATION

The Employment Period, Executive’s Basic Compensation, and any and all other rights of Executive under this Agreement or otherwise as an employee of Employer will terminate (except as otherwise provided in this Article VI or Section 2.2):

(a) upon the death of Executive;

(b) upon the disability of Executive (as defined in Section 6.2) immediately upon notice from either party to the other; or

(c) for Cause, upon notice from Employer to Executive and opportunity to cure, or at such later time as such notice may specify.

6.2 DEFINITION OF DISABILITY

For purposes of Section 6.1, Executive will be deemed to have a “disability” if, for physical or mental reasons, Executive is unable to perform the essential functions of Executive’s duties under this Agreement for 120 consecutive days, or 180 days during any twelve month period, as determined in accordance with this Section 6.2. The disability of Executive will be determined by a medical doctor selected by written agreement of Employer and Executive upon the request of either party by notice to the other. If Employer and Executive cannot agree on the selection of a medical doctor, each of them will select a medical doctor and the two medical doctors will select a third medical doctor who will determine whether Executive has a disability. The determination of the medical doctor(s) selected under this Section 6.2 will be binding on both parties. Executive must submit to a reasonable number of examinations by the medical doctor making the determination of disability under this Section 6.2, and Executive hereby authorizes the disclosure and release to Employer of such determination and all supporting medical records. If Executive is not legally competent, Executive’s legal guardian or duly authorized attorney-in-fact will act in Executive’s stead, under this Section 6.2, for the purposes of submitting Executive to the examinations, and providing the authorization of disclosure, required under this Section 6.2.

6.3 TERMINATION PAY

Effective upon the Termination Date, Employer will be obligated to pay Executive (or, in the event of his death, his designated beneficiary as defined below) only such compensation as is provided in this Section 6.3, and in settlement and complete release (in a form mutually acceptable to the parties) of all claims Executive may have against Employer. For purposes of this Section 6.3, Executive’s designated beneficiary will be such individual beneficiary or trust, located at such address, as Executive may designate by notice to Employer from time to time or, if Executive fails to give notice to Employer of such a beneficiary, Executive’s estate. Notwithstanding the preceding sentence, Employer will have no duty, in any circumstances, to attempt to open an estate on behalf of Executive, to determine whether any beneficiary designated by Executive is alive or to ascertain the address of any such beneficiary, to determine the existence of any trust, to determine whether any person or entity purporting to act as Executive’s personal representative (or the trustee of a trust established by Executive) is duly authorized to act in that capacity, or to locate or attempt to locate any beneficiary, personal representative, or trustee.

(a) Termination by Employer for Cause. If Employer terminates this Agreement for Cause, Executive will be entitled to receive any accrued Salary up to the Termination Date.

(b) Termination by Employer without Cause or Termination upon Involuntary Termination. If Employer terminates this Agreement without Cause or this Agreement is terminated upon Involuntary Termination, Executive will be entitled to receive his Salary and Benefits, pursuant to such Benefit plans only as provided in such Benefit plans for the six (6) month period beginning on the Termination Date.

(c) Termination upon Disability. If this Agreement is terminated by either party as a result of Executive’s disability, as determined under Section 6.2, Employer will pay Executive his Salary and Benefits, pursuant to such Benefit plans only as provided in such Benefit plans for the remainder of the calendar month during which such termination is effective and the six (6) consecutive months thereafter; provided, however, that the amount of any Salary received during such period shall be reduced by the amount of disability insurance benefits actually received by Executive under any disability insurance coverage furnished by Employer to Executive.

(d) Termination upon Death. If this Agreement is terminated because of Executive’s death, Executive will be entitled to receive his Salary through the end of the calendar month in which his death occurs.

(e) Employment Handbook. The provisions of this Section 6.3 supersede and replace any severance benefits provided for in the Employer’s Employee Handbook, in effect on the date hereof.

ARTICLE VII

NON-DISCLOSURE COVENANT; EMPLOYEE INVENTIONS

7.1 ACKNOWLEDGMENTS BY EXECUTIVE

Executive acknowledges that (a) during the Employment Period and as a part of his employment, Executive will be afforded access to Confidential Information; (b) public disclosure of such Confidential Information could have an adverse effect on Employer and its business; (c) because Executive possesses substantial technical expertise and skill with respect to Employer’s business, Employer desires to obtain exclusive ownership of each Employee Invention, and Employer will be at a substantial competitive disadvantage if it fails to acquire exclusive ownership of each Employee Invention; (d) Employer has required that Executive make the covenants in this Article VII as a condition to its purchase of Executive’s membership interest; and (e) the provisions of this Article VII are reasonable and necessary to prevent the improper use or disclosure of Confidential Information and to provide Employer with exclusive ownership of all Employee Inventions.

7.2 AGREEMENTS OF EXECUTIVE

In consideration of the compensation and benefits to be paid or provided to Executive by Employer under this Agreement, Executive covenants as follows:

(a) Confidentiality.

(i) During and following the Employment Period, Executive will hold in confidence the Confidential Information and will not disclose it to any person except with the specific prior written consent of Employer or except as otherwise expressly permitted by the terms of this Agreement.

(ii) Any trade secrets of Employer will be entitled to all of the protections and benefits under applicable law. If any information that Employer deems to be a trade secret is found by a court of competent jurisdiction not to be a trade secret for purposes of this Agreement, such information may, nevertheless, be considered Confidential Information for purposes of this Agreement. Executive hereby waives any requirement that Employer submit proof of the economic value of any trade secret or post a bond or other security.

(iii) Executive will not remove from Employer’s premises (except to the extent such removal is for purposes of the performance of Executive ‘s duties at home or while traveling, or except as otherwise specifically authorized by Employer) any document, record, notebook, plan, model, component, device, or computer software or code, whether embodied in a disk or in any other form that constitutes Confidential Information (collectively, the “Proprietary Items”). Executive recognizes that, as between Employer and Executive, all of the Proprietary Items, whether or not developed by Executive, are the exclusive property of Employer. Upon termination of this Agreement by either party, or upon the request of Employer during the Employment Period, Executive will return to Employer all of the Proprietary Items in Executive’s possession or subject to Executive’s control, and Executive shall not retain any copies, abstracts, sketches, or other physical embodiment of any of the Proprietary Items.

(b) Employee Inventions. Each Employee Invention will belong exclusively to Employer. Executive acknowledges that all of Executive’s writing, and works of authorship, that constitute Employee Inventions are works made for hire and the property of Employer, including any copyrights, patents, or other intellectual property rights pertaining thereto. If it is determined that any such works are not works made for hire, Executive hereby assigns to Employer all of Executive’s right, title, and interest, including all rights of copyright, patent, and other intellectual property rights, to or in such Employee Inventions. Executive covenants that he will promptly:

(i) disclose to Employer in writing any Employee Invention;

(ii) assign to Employer or to a party designated by Employer, at Employer’s request and without additional compensation, all of Executive’s right to the Employee Invention for the United States and all foreign jurisdictions;

(iii) execute and deliver to Employer such applications, assignments, and other documents as Employer may request in order to apply for and obtain patents or other registrations with respect to any Employee Invention in the United States and any foreign jurisdictions;

(iv) sign all other papers necessary to carry out the above obligations; and

(v) give testimony and render any other reasonable assistance, at the expense of Employer, in support of Employer’s rights to any Employee Invention.

7.3 DISPUTES OR CONTROVERSIES

Executive recognizes that should a dispute or controversy arising from or relating to this Agreement be submitted for adjudication to any court, arbitration panel, or other third party, the preservation of the secrecy of Confidential Information may be jeopardized. All pleadings, documents, testimony, and records relating to any such adjudication will be maintained in secrecy and will be available for inspection by Employer, Executive, and their respective attorneys and experts, who will agree, in advance and in writing, to receive and maintain all such information in secrecy, except as may be limited by them in writing.

ARTICLE VIII

NON-SOLICITATION

NON-SOLICITATION

In order to protect the legitimate business interests of the Employer and the goodwill of the Employer, Executive covenants and agrees that, during the Restricted Period, Executive shall not, directly or indirectly, either for itself or himself or any other person (i) induce or attempt to induce any employee of the Employer to leave the employ of the Employer, (ii) employ, or otherwise engage as an employee, independent or otherwise, any employee of the Employer in relation to the Competitive Business, or (iii) retain or otherwise hire any other consultant or independent contractor of the Employer in relation to the Competitive Business. The placing of general advertisements in newspapers, magazines or electronic media which are not specifically aimed at the Employer or employees of the Employer shall not, in itself, constitute a breach of this Section 8.1. The term “Competitive Business” as used herein shall mean any business or venture that is directly competitive with the Employer and that involves semiconductors, including without limitation system-aware semiconductor integrated circuits, boards and services to enable purpose-built connectivity solutions for data-centric systems.

ARTICLE IX

GENERAL PROVISIONS

9.1 INJUNCTIVE RELIEF AND ADDITIONAL REMEDY

Executive acknowledges that the injury that would be suffered by Employer as a result of a breach of the provisions of this Agreement (including any provision of Article VII and Article VIII Article VIII) may be irreparable and that an award of monetary damages to Employer for such a breach may be an inadequate remedy. Consequently, Employer will have the right, in addition to any other rights it may have, to seek injunctive relief to restrain any breach or threatened breach or otherwise to specifically enforce any provision of this Agreement, and Employer will not be obligated to post bond or other security in seeking such relief.

9.2 COVENANTS OF ARTICLES 7 AND 8 ARE ESSENTIAL AND INDEPENDENT COVENANTS

The covenants by Executive in Article VII and Article VIII are essential elements of this Agreement, and without Executive’s agreement to comply with such covenants, Employer would not have entered into this Agreement or employed or continued the employment of Executive. Employer and Executive have independently consulted their respective counsel and have been advised in all respects concerning the reasonableness and propriety of such covenants, with specific regard to the nature of the business conducted by Employer.

Executive’s covenants in Article VII and Article VIII are independent covenants and the existence of any claim by Executive against Employer under this Agreement or otherwise, will not excuse Executive’s breach of any covenant in Article VII or Article VIII.

If Executive’s employment hereunder expires or is terminated, this Agreement will continue in full force and effect as is necessary or appropriate to enforce the covenants and agreements of Executive in Article VII and Article VIII.

9.3 REPRESENTATIONS AND WARRANTIES BY EXECUTIVE

Executive represents and warrants to Employer that the execution and delivery by Executive of this Agreement do not, and the performance by Executive of Executive’s obligations hereunder will not, with or without the giving of notice or the passage of time, or both: (a) violate any judgment, writ, injunction, or order of any court, arbitrator, or governmental agency applicable to Executive; or (b) conflict with, result in the breach of any provisions of or the termination of, or constitute a default under, any agreement to which Executive is a party or by which Executive is or may be bound.

9.4 OBLIGATIONS CONTINGENT ON PERFORMANCE

The obligations of Employer hereunder, including its obligation to pay the compensation provided for herein, are contingent upon Executive’s performance of Executive’s obligations hereunder.

9.5 WAIVER

The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by either party in exercising any right, power, or privilege under this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement.

9.6 BINDING EFFECT; DELEGATION OF DUTIES PROHIBITED

This Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective successors, assigns, heirs, and legal representatives, including any entity with which Employer may merge or consolidate or to which all or substantially all of its assets may be transferred. The duties and covenants of Executive under this Agreement, being personal, may not be delegated.

9.7 NOTICES

All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by facsimile (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a party may designate by notice to the other parties):

If to Employer:	Astera Labs, Inc.
2901 Tasman Drive, Suite 204
Santa Clara, CA 95054
Attention: Jitendra Mohan, Co-Founder and CEO

With a copy to:	Barry A. Carr, Esq.
Carr & Ferrell LLP
120 Constitution Drive
Menlo Park, CA 94025

If to Executive:	Mike Tate

9.8 ENTIRE AGREEMENT; AMENDMENTS

This Agreement and the documents executed in connection herewith, contain the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, between the parties hereto with respect to the subject matter hereof. This Agreement may not be amended orally, but only by an agreement in writing signed by the parties hereto.

9.9 GOVERNING LAW

This Agreement will be governed by the laws of the State of California without regard to conflicts of laws principles.

9.10 JURISDICTION

Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against either of the parties in the courts of the State of California, County of Santa Clara, or, if it has or can acquire jurisdiction, in the United States District Court for the Northern District of California, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on either party anywhere in the world.

9.11 SECTION HEADINGS, CONSTRUCTION

The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Agreement unless otherwise specified. All words used in this Agreement will be construed to be of such gender or number, as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.

9.12 SEVERABILITY

If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

9.13 COUNTERPARTS

This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

9.14 WAIVER OF JURY TRIAL

THE PARTIES HERETO HEREBY WAIVE A JURY TRIAL IN ANY LITIGATION WITH RESPECT TO THIS AGREEMENT.

IN WITNESS WHEREOF, the parties have executed and delivered this Executive Employment Agreement as of the date above first written above.

ASTERA LABS, INC.	EXECUTIVE

By: Jitendra Mohan	By: Mike Tate

Name: Jitendra Mohan	Name: Mike Tate

Title: Co-Founder and CEO	Title: Chief Financial Officer

EXHIBIT A

Additional Compensation

Stock Options

Subject to the approval of the Employer’s Board of Directors (the “Board”), the Employer plans to issue you options to purchase 390,000 shares of the Employer’s common stock (the “Options”) pursuant to the Employer’s 2018 Equity Incentive Plan as follows:

1.

So long as you continue in service with the Employer, 56,875 (7/48th) of the Options will vest and become exercisable on September 1, 2020. Thereafter the Options will vest and become exercisable in equal monthly installments over the next 41 months following September 1, 2020, as long as you remain employed by the Employer during such period, such that at the end of the vesting period one hundred (100%) of all the Options shall become vested. The Options shall further be subject to the terms and conditions of subsection 3 below of this Exhibit A.

2.

The per share price for each of the Options will be equal to the per share fair market value of the Employer’s common stock on the date each such option is granted. The Options will be contingent upon your executing the Employer’s standard stock option agreement.

3.

In the event of (i) a Change of Control and (ii) the termination of Executive’s employment by the Company other than for Cause, or due to an Involuntary Termination, as of, or at any time within twelve (12) months of the effective date of a Change of Control (an “Acceleration Event”), then fifty percent (50%) of the outstanding Options held by the Executive that are not fully vested on the date of the Acceleration Event shall become immediately vested.

Signature: /s/ Jitendra Mohan	Signature: /s/ Mike Tate
Jitendra Mohan (Jul 21, 2020 11:49 PDT)	Mike Tate (Jul 21, 2020 12:18 PDT)